Exhibit 10.5

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

WAFER FOUNDRY AGREEMENT

This Wafer Foundry Agreement (“Agreement”) is made and entered into this 12th day of April 2013, (the “Effective Date”) by and between Allegro MicroSystems, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, (“Allegro”), and Polar Semiconductor, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (“PSL”). PSL and Allegro are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Witnesseth:

WHEREAS, Allegro wishes to purchase certain semiconductor wafers; and

WHEREAS, PSL wishes to manufacture and sell such semiconductor wafers to Allegro; and

WHEREAS, the Parties wish to set forth their respective rights and obligations with respect to the purchase and sale of such semiconductor wafers; and

WHEREAS, Allegro desires PSL to use certain technology and intellectual property rights owned or otherwise controlled by Allegro for the purpose of manufacturing semiconductor wafers in accordance with this Agreement, and in furtherance thereof, Allegro desires to grant to PSL a non-exclusive license to use such technology and intellectual property rights for such purpose in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereto agree as follows:

Definitions:

As used in this Agreement, the following terms will have the following respective meanings:

A)

“Wafers” means the semiconductor Wafers for Device Types, fabricated by PSL using the process technologies listed in Appendix A. Wafers will include Engineering Wafers, Production Wafers, and Process Qualification Wafers, as defined below.

B)	“Device Type” will mean any of the various Allegro integrated circuit devices specified by Allegro.

C)	“Process Qualification Wafers” or “PQW” means Wafers manufactured for the purposes of qualifying a new or changed Wafer manufacturing process, in accordance with Section 2.1 of this Agreement.

D)

“Engineering Wafers” will mean any Wafers manufactured with unverified masks or requiring process splits for product characterization based on qualified processes, as described in Section 2.2 of this Agreement.

E)	“Days. day or days” will mean calendar days unless stated otherwise.

F)	“Production Wafers” will mean those Wafers manufactured at PSL after successful Mass Production Wafer Approval, as referenced in Appendix B.

G)

“Allegro Wafer Manufacturing Technology” or “Allegro WMT” means, from time to time during the term of this Agreement, those certain processes and related technical information, whether or not patentable, then owned or controlled by Allegro, necessary for manufacturing Wafers, and listed in Appendix K attached hereto, as such Appendix may from time to time, during the term of this Agreement, be amended by Allegro in its sole and absolute discretion in order for PSL to fulfill its obligations hereunder. In no event shall Allegro WMT be deemed to include any process or technical information previously known by PSL prior to its receipt from Allegro, received from another party, becomes part of the public domain, or is independently developed by PSL.

H)

“Allegro WMT Documentation” means, from time to time during the term of this Agreement, all documents and other manifestations, in any form whatsoever (including, without limitation, Allegro WMT Production Records, operating procedures, masks, reticles, and the like) that describe, memorialize or otherwise make manifest the processes or other inventions comprising the Allegro WMT and the use thereof by PSL.

I)	“Allegro WMT Production Records” means all production records, data, analyses, and the like generated by PSL in the course of manufacturing Wafers.

J)

“Allegro Intellectual Property Rights” means, from time to time during the term of this Agreement, all right, title and interest in, to and under the Allegro WMT then owned or otherwise controlled by Allegro.

K)	“PSL Bloomington Wafer Fab Facility” means that certain facility owned by PSL and located at 2800 East Old Shakopee Road, Bloomington, Minnesota.

L)

“PSL Wafer Manufacturing Technology” or “PSL WMT” means, from time to time during the term of this Agreement, those certain processes and related technical information, whether or not patentable, then owned or controlled by PSL, used by PSL in manufacturing Wafers, and listed in Appendix K, attached hereto, as such Appendix shall from time-to-time during the term of this Agreement be amended in order to reflect the manufacturing processes or other inventions then being used by PSL to fulfill its obligations under this Agreement. It is further understood and agreed to by the Parties that technical information, documentation and intellectual property rights related to PSL’s [XXX] process shall not be included within PSL WMT or PSL Intellectual Property Rights.

M)

“PSL WMT Documentation” means, from time to time during the term of this Agreement, all documents and other manifestations, in any form whatsoever (including, without limitation, operating procedures, masks, reticles, and the like) that describe, memorialize or otherwise make manifest the processes or other inventions comprising the PSL WMT and the use thereof by PSL.

N)

“PSL Intellectual Property Rights” means, from time to time during the term of this Agreement, all right, title and interest in, to and under the PSL Wafer Manufacturing Patents and the PSL WMT then owned or otherwise controlled by PSL. It is further understood and agreed to by the Parties that technical information, documentation and intellectual property rights related to PSL’s [XXX] process shall not be included within PSL WMT or PSL Intellectual Property Rights.

O)	“written” or “writing” includes email or other electronic documents.

Section 1.     Scope and Grant of License:

1.1	Subject to the terms of this Agreement, PSL will fabricate certain Wafers ordered by Allegro, and PSLL will deliver and sell such Wafers to Allegro.

1.2

This Agreement does not constitute a purchase order or release for such services. PSL will not undertake any expenses or other acts on Allegro’s behalf before receiving and agreeing to an actual purchase order or other written authorization from Allegro.

1.3

Subject to the terms and conditions set forth in this Agreement, Allegro grants to PSL, and PSL accepts, a non-exclusive, royalty-free license under the Allegro Intellectual Property Rights, limited in accordance with the terms and conditions of this Agreement, to use the manufacturing processes and other inventions comprising the Allegro WMT and the Allegro WMT Documentation in order to make the Wafers in compliance with PSL’s obligations under this Agreement or such other uses as the Parties may agree to in writing. Such license shall be limited to the manufacture of Wafers by PSL in the PSL Bloomington Wafer Fab Facility (or such other facility operated or subcontracted by PSL and to which Allegro agrees in writing in its sole and absolute discretion), shall not be sublicensed or otherwise transferred by PSL to any third party, and shall be subject to revocation, in whole or in part, by Allegro at any time in Allegro’s sole and absolute discretion, and in the event of such revocation, PSL shall cease any further use of such portion or all, as specified by Allegro, of such manufacturing processes, other inventions and Allegro WMT.

1.3.1	The license granted by Allegro to PSL, under this Section 1 of this Agreement, shall terminate upon the expiration or termination of this Agreement.

1.3.2

Upon the termination of the license granted by Allegro to PSL, in this Section 1 of this Agreement, PSL shall promptly return to Allegro any and all Allegro WMT Documentation and, if requested in writing by Allegro, PSL shall certify that all Allegro WMT has been returned to Allegro.

1.3.3

Allegro shall have the right, upon reasonable notice to PSL, during the term of this Agreement, during reasonable times to inspect and copy the Allegro WMT Documentation. Documentation and information received by Allegro from PSL in this manner shall be used solely by Allegro to manufacture Wafers during a force majeure condition or if a default event has occurred, unless otherwise agreed to in writing by PSL and Allegro.

1.3.4

PSL agrees at all times during the term of this Agreement to maintain the Allegro WMT Production Records in a secure manner at least as rigorous as it maintains its own information of a similar nature and consistent with PSL’s implementation of the requirements as set forth in the TS 16949 specifications.

1.3.5

PSL agrees at all times during the term of this Agreement to maintain the PSL WMT Documentation in a secure manner at least as rigorous as PSL’s most important documents and consistent with its implementation of the requirements as set forth in the TS 16949 specifications.

Section 2.     Wafer Fabrication:

PSL will fabricate all Wafers at its Bloomington, Minnesota facility, using the process technologies stated in Appendix A.

2.1	PSL will provide Allegro with PQW or qualification reports to establish wafer fabrication processes with the following conditions:

2.1.1	Wafer lot sizes will be as specified in Appendix D;

2.1.2	Split Wafer lots for PQW will be mutually agreed upon by Allegro and PSL;

2.1.3	PQW processed to standard conditions shall meet optical and mutually agreed upon electrical specification(s);

2.1.4	PQW not processed to standard conditions will meet optical and mutually agreed upon electrical specification(s);

2.1.5

Allegro acknowledges that the sale of all PQW not processed to standard conditions, but processed correctly within practical limits according to the mutually agreed upon process flow, will be made “AS IS” and with all faults and without warranties, either express or implied, except as provided in Section 2.1.4;

2.1.6	Future Wafer processes, including modifications to current Wafer processes, that are developed by PSL may be added to this Agreement by mutual consent;

2.1.7	PSL may subcontract various wafer processes at an outside subcontractor subject to Allegro’s prior written consent;

2.1.8	PSL will not transfer Allegro product from one fabrication facility to another regardless of the process or technology being qualified at another fab without Allegro’s prior written consent;

2.1.9

Subject to Allegro’s prior written consent, PSL may terminate the use of a Wafer process at the PSL Fab. At least [XXX] prior to the date of the discontinuance of any process, PSL will provide Allegro with written notice of its intent to terminate such Wafer process and will cooperate with Allegro on a transition plan that allows Allegro to meet all of Allegro’s contractual obligations with Allegro’s customers that provides Allegro’s customer with a maximum supply of [XXX] of inventory. PSL will also reimburse Allegro for all expenses incurred to redesign and requal affected devices independent of whether the replacement design is manufactured at PSL.

2.2	PSL will accept Allegro’s purchase orders for Engineering Wafers for Device Types, based on qualified processes with the following conditions:

2.2.1	Wafer lot sizes will be as specified in Appendix D;

2.2.2	Split Wafer lots for Engineering Wafers will be mutually agreed upon by Allegro and PSL;

2.2.3	Special instructions for Engineering Wafers will be documented in Allegro purchase orders;

2.2.4	Engineering Wafers processed to PSL’s standard process specifications will meet optical and mutually agreed upon electrical specification(s);

2.2.5	Engineering Wafers not processed to standard conditions will meet optical and mutually agreed upon electrical specification(s); and

2.2.6

Allegro acknowledges that the purchase of all Engineering Wafers that meet agreed upon Wafer Evaluation Specifications, according to the mutually agreed upon process flow, will be made “AS IS” and with all faults and without warranties, either express or implied, except as provided in Section 2.2.5.

2.3	PSL will accept purchase orders for Production Wafers with the following conditions:

2.3.1	Wafer lot sizes will be as specified in Appendix D; and

2.3.2	Both Parties have determined that the Device Type has been successfully approved for Mass Production Wafers, as set forth in Appendix B.

2.4

Upon acceptance, PSL will fabricate Production Wafers ordered by Allegro per the specifications referred to in Appendix A. These specifications may be changed only upon mutual agreement in writing by both Parties. PSL will comply with all the requirements set forth in “Allegro’s Quality Plan”, as set forth in Appendix F.

2.5

PSL will make available PSL’s wafer evaluation and electrical data for the wafer technologies, as set forth in Appendix A, to Allegro through electronic means for each lot of Wafers delivered to Allegro prior to the shipment of the Wafers. PSL will also supply relevant reliability, optical and process control information, as set forth in Appendix E and Appendix F upon Allegro’s request.

2.6	PSL will follow Allegro’s change procedures as set forth in Appendix E and Appendix F with respect to processes utilized to manufacture Allegro Wafers.

2.7

For any lots not meeting the relevant criteria, as specified above, PSL will provide a Non-Conforming Material Permission (“NMP”) sheet electronically to the Director of Manufacturing Engineering, along with all applicable data, for Allegro’s review. If the material is determined by Allegro to be acceptable, Allegro will complete the NMP and PSL will deliver the acceptable Wafers to Allegro.

Section 3.     Forecast, Purchase Orders, Deliveries, Delivery Performance, Expedited Delivery:

3.1

Allegro will provide, by the 15th of each calendar month, a six (6) month, rolling forecast, for months subsequent to the current month, of the total Production Wafers required, by process technology. The forecast will be used for planning purposes only and does not represent a commitment by Allegro to make any purchases beyond as agreed to in Section 6.2.

3.2	Allegro will issue purchase orders for each of the following: (1) Engineering Wafers, (2) Production Wafers, and (3) Process Qualification Wafers.

3.3

Allegro’s purchase requirements, with requested delivery dates, will be submitted weekly via a purchase order, and/or a purchase order release, and will result in a binding purchase obligation by Allegro to PSL, subject to cancellation charges, as set for in Section 3.5. PSL will acknowledge and provide a scheduled ship date in writing for each purchase requirement within [XXX]. Cycle-time requirements will be as defined in Appendix G. Any changes to Appendix G will require the Parties written mutual agreement. PSL will commence Production Wafer starts within ten (10) business days following the acknowledgment to the extent accepted. PSL will commence Engineering Wafer starts within three (3) business days following the acknowledgment to the extent accepted.

3.4

PSL will provide Allegro with real-time, on-line access to Allegro Work in Progress (WIP) and delivery information. PSL will promptly notify Allegro of any delivery deviations beyond the tolerance specified in Sections 3.6 and 3.7.

3.5	Purchase orders for Wafers are cancelable. Purchase Order cancellations for Wafers will incur charges (Wafer Termination Charges) for WIP, according to the following schedule:

	Process Technologies (Excluding [XXX])	[XXX]
Before Wafer Scribe	[XXX]% of Wafer Price	[XXX]% of Wafer Price

Prior to Device Mask	[XXX]% of Wafer Price	[XXX]% of Wafer Price

Subsequent to Device Mask and Prior to Resistor Mask	[XXX]% of Wafer Price	[XXX]% of Wafer Price

Subsequent to Resistor Mask and Prior to Contact Mask	[XXX]% of Wafer Price	[XXX]% of Wafer Price

Subsequent to Contact Mask	[XXX]% of Wafer Price	[XXX]% of Wafer Price

All Wafer lots on hold, in excess of [XXX] days, will be reviewed by Allegro and PSL. This review will result in a formal determination of whether the lots should be terminated, finished or remain on hold. After [XXX] days of a Wafer lot being placed on hold, and provided that PSL notifies Allegro’s Director of Planning in writing within [XXX] business days, Wafers can be terminated by PSL and termination charges, as set forth in this Section 3.5, are applied.

3.6

Delivery Performance. Delivery performance goal is [XXX]% on-time delivery for all purchase orders issued and accepted by PSL for a specified time period, as set forth in Allegro’s purchase order and/or release ([XXX] days early, [XXX] day late to the specified delivery date). Failure to meet [XXX]% on time delivery for [XXX] consecutive weeks will require PSL to submit a corrective action plan and provide up to [XXX] to Allegro at no charge until the delivery performance improves and meets [XXX]% on time delivery for [XXX] consecutive weeks.

3.7	Expedited Delivery. PSL agrees to provide expedited delivery of 6” and 8” Production Wafer lots as follows:

6” Hot Lots * -	Up to [XXX] actively running lots at any given time.
6” Nuclear Lots **-	Up to [XXX] actively running lot at any given time.

•6”	Hot Lots are defined as lots with a fab process technology lead time not to exceed a cycle time of [XXX] days ([XXX] hours) per mask level for the PSL interval (maximum of [XXX] Wafers per lot).

**6”	Nuclear Lots are defined as lots with a fab process technology lead-time not to exceed a cycle time of [XXX] day ([XXX] hours) per mask level for the PSL interval (maximum of [XXX] Wafers per lot).

8” Hot Lots * -	Up to [XXX] actively running lots at any given time.
8” Nuclear Lots **-	Up to [XXX] actively running lot at any given time.

•8”	Hot Lots are defined as lots with a fab process technology lead time not to exceed a cycle time of [XXX] days ([XXX] hours) per mask level for the PSL interval (maximum of [XXX] Wafers per lot).

**8”	Nuclear Lots are defined as lots with a fab process technology lead-time not to exceed a cycle time of [XXX] days ([XXX] hours) per mask level for the PSL interval (maximum of [XXX] Wafers per lot)

Section 4.     Facility Visits, Audits, and Operational Reviews:

4.1

Facility visits and audits (by customers and/or Allegro) are permitted, for any reason or purpose, on a reasonable basis and any such visits and audits will be conducted, upon Allegro providing reasonable notice to PSL, during PSL’s regular business hours and without undue disruption of PSL’s business. Allegro, at its discretion, may schedule operational reviews with PSL on a quarterly basis.

Section 5.    Procedure for Wafer Return and Credit:

5.1

Allegro will notify PSL in writing of its reasons for rejection of Production Wafers and provide product information and engineering data within [XXX] days following Allegro’s receipt of such Production Wafers. Such data will include, as applicable:

5.1.1	Optical and electrical data from Production Wafers; and/or

5.1.2	Yield data for Production Wafers failing to meet the probe yield target per device, as set forth in Appendix H.

5.1.3	Product information will include product name, lot number, quantity, purchase order number, and date of receipt at Allegro.

5.1.4

If any Production Wafers pass the acceptance criteria, specified in Sections 5.1.1 and 5.1.2, but are rejected by Allegro, or Allegro’s customer, at a subsequent date still within the warranty period, as specified in Section 8, due to the fact that the failure is process related, Allegro will notify PSL in writing without undue delay.

5.2

Allegro will notify PSL in writing its reasons for rejection of Engineering Wafers and provide product information and engineering data within [XXX] days following Allegro’s receipt of such Engineering Wafers. Such data will include, as applicable:

5.2.1	Optical and electrical data product information will include product name, lot number, quantity, purchase order number, and date of receipt at Allegro.

5.3

PSL shall provide Allegro an accept or reject response within [XXX] days following PSL’s receipt of supporting information and data as stated in Section 5.1 and 5.2. If no written response is provided by PSL within [XXX] days of its receipt of all data and product required to make a determination, the rejection shall be deemed as valid and accepted by PSL. Formal Return Material Authorizations (“RMA”) shall be issued by PSL within [XXX] business days. For Production Wafers failing to meet the probe yield target per device, as set forth in Appendix H. If a rejection submitted by Allegro is not accepted by PSL and challenged by Allegro, resolution will be addressed by the Allegro and PSL Directors of Quality or their designees.

Section 6.    Wafer/Mask Price, Payment, and Invoices:

6.1

The prices of Production Wafers, Engineering Wafers and Masks will be established and fixed for [XXX] as mutually agreed to in writing by the Parties. All prices are on an ExWorks Bloomington, Minnesota basis for the term of this Agreement, except for replacement Wafers for which PSL will pay all applicable shipping charges. All prices stated in this Agreement are in U.S. Dollars. All prices stated in this Agreement are exclusive of all applicable state and local sales, use, and other similar taxes. Unless Allegro advises PSL in writing, reasonably acceptable to PSL that an exemption applies, Allegro will pay all applicable state and local sales, use and other similar taxes. Taxes payable by Allegro will be billed as separate items.

6.2

Allegro and PSL shall establish a six month binding forecast as well as the corresponding Wafer and Mask pricing associated to this forecast on a fiscal half year basis. The forecast and pricing will be finalized no later than [XXX] days prior to the start of the new fiscal half year period (April and October). Wafer pricing will be established based on the forecasted volumes. Mutually agreed upon pricing adjustments will be established during the price setting sessions for increases or decreases beyond [XXX] of the six month forecast.

6.3

PSL will issue an invoice with each shipment, and the date on this invoice will be no earlier than the shipment date, with the shipment date referenced on the invoice. The invoice will include the purchase order number, purchase order line number, purchase order line description, purchase order quantity, purchase order unit of measure, and purchase order unit price.

6.4

All payments due PSL under this Agreement will be delivered to PSL at the address shown on its invoice, net [XXX] and Allegro reserves the right to any credit setoff. Notwithstanding the foregoing, Allegro will not be obligated to pay invoices for Wafers for which an RMA number has been issued or for which an RMA request is pending.

6.5

Allegro will bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, in connection with the existence of this Agreement, or the transactions contemplated thereby, other than income taxes imposed upon PSL by any governmental authority in any jurisdiction.

Section 7.     Title and Risk of Loss:

7.1

Title and risk of loss and damage to all Wafers purchased by Allegro will vest in Allegro when the Wafers are placed by PSL in the possession of a carrier at the F.O.B. point of origin, freight collect, with freight charges being billed directly by the carrier to Allegro. PSL will pack and ship Wafers, as set forth in Appendix I.

Section 8.     Warranty/Liability:

8.1	Warranty/Liability

For a period of [XXX] from the receipt of the Production Wafers by Allegro, PSL warrants that all Production Wafers shall be (i) free from defects in manufacturing; and (ii) conform to the specifications, and Wafer and electrical specifications, stated in Appendix A.

8.1.1 In the event that PSL and Allegro disagree on the cause and/or ownership of nonconformities, PSL and Allegro shall attempt to resolve their differences by referring the matter to their respective heads of operations or their designees for resolution. If the matter remains unresolved, PSL and Allegro may use a mutually agreed third party technical consultant to assist in resolving the matter. The cost of utilizing technical consultant(s) shall be borne equally by PSL and Allegro.

8.1.2 Cost of Warranty/Non Compliance. Subject to Section 8.1.3 in this Agreement, PSL shall reimburse Allegro for Allegro’s reasonable and verifiable costs incurred for product recalls, and the sorting, inspection, replacement, repair, disposal and/or re-shipment of defective products resulting from the nonconformity of any Wafer(s).

8.1.3 The maximum liability of PSL pursuant to this Agreement during any [XXX] month period shall be limited to [XXX] of the previous [XXX] months overall cumulated sales between PSL and Allegro or [XXX] Dollars whichever is greater. All liability costs must be verified and mutually agreed on by PSL and Allegro and must exceed a minimum of [XXX] Dollars before a claim for liability is made by Allegro.

8.1.4 The limimitions of liability in Section 8.1.3 shall not apply to liability for intellectual property rights infringement indemnification.

8.1.5 Except as otherwise stated in this Agreement, neither Party shall be liable to the other Party, whether in contract, in tort (including negligence), under any warranty or otherwise for any special, punitive, indirect, incidental, consequential loss or damage or loss of profits or revenues resulting from, arising out of or in connection with this Agreement.

8.2

Remedies. In addition to any other remedies in this Agreement, Production Wafers failing to conform to any warranty during the relevant warranty period with prompt written notification to PSL, following the discovery of such failure, PSL will, at Allegro’s sole option, either [XXX], or provide to Allegro [XXX], as applicable. The foregoing notice from Allegro will include a description of the basis for Allegro’s warranty claim, lot number, and original date received by Allegro. To the extent practicable (for example, provided that the Wafers have not been shipped to a customer), Allegro will return such defective Production Wafers to PSL, and, if such defective Wafers have already been packaged, PSL will [XXX] for such Wafers. PSL will return any Production Wafers replaced under any warranty to Allegro, transportation prepaid.

8.3

LIMITATIONS. THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

Section 9.    Intellectual Property:

9.1

PSL agrees to and shall, at its option, either negotiate and/or defend all claims, suits or proceedings brought against Allegro if the manufacturing of any product supplied hereunder that uses any PSL originated unit process, manufacturing process, or technology constitutes an infringement of any patent, provided PSL is notified promptly in writing and given complete authority and information required for the defense or settlement of same. PSL shall pay all judgments, decrees, compromises, costs (including attorneys fees) and expenses arising from any charge or infringement against Allegro, but PSL shall not be liable for compromises incurred or made by Allegro without PSL’s prior written consent. Where PSL’s compliance with Allegro’s designated designs or specifications furnished by Allegro results in an infringement, Allegro shall defend, indemnify and hold PSL harmless against any claim of infringement of any patent.

9.2	The foregoing Section 9.1 state the entire liability of the Parties for any patent, trademark, copyright, or other proprietary right infringement.

Section 10.    Identification:

10.1

PSL will not, without Allegro’s prior written consent, engage in advertising, promotion or publicity related to this Agreement, or make public use of any Identification (as hereinafter defined) in any circumstances related to this Agreement. As used in this Agreement, the term “Identification” means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service or organization designation, or any specification or drawing of Allegro or its respective affiliates, or evidence of inspection by or for any of them.

10.2	PSL will remove or destroy any Identification prior to any use or disposition of any Wafers rejected or not purchased by Allegro, and, will indemnify, defend (at Allegro’s request) and save harmless Allegro and its respective affiliates and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys’ fees) arising out of the PSL’s failure to so remove or obliterate Identification.

Section 11.    Protection of Proprietary Information:

11.1	The Non-Disclosure Agreement between PSL and Allegro having an effective date of October 25, 2005, is hereby incorporated in its entirety into this Agreement.

Section 12.    Term, Termination of Agreement and Bankruptcy:

12.1	Term; The term of this Agreement will commence on the date first written above and continue through February 12, 2018, unless terminated earlier, pursuant to Sections 12.2, 12.3, or 12.4.

12.2	Immediate Termination Events. Either Party may terminate or suspend this Agreement immediately and without liability upon written notice to the other Party, if any one of the following events occurs:

(a)	The other Party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors;

(b)	A proceeding is instituted against the other Party under any provision of any bankruptcy law, which is not dismissed within ninety (90) days;

(c)	The other Party is adjudged bankrupt;

(d)	A court assumes jurisdiction of all or a substantial portion of the assets of the other Party under a reorganization law;

(e)	A trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other Party;

(f)	The other Party becomes insolvent or ceases or suspends all or substantially all of its business; or

(g)	The other Party makes an assignment of the majority of its assets for the benefit of creditors.

12.3

Termination for Breach. In case either Party breaches or defaults in the effective performance of any of the terms, conditions, covenants, or agreements contained in this Agreement, then the Parties will first attempt in good faith to resolve such breach. [XXX] after delivery of written notice to the breaching Party that a breach, described in this Section 12.3 has occurred, the non-breaching Party may terminate this Agreement without liability for such termination; provided, that if the breaching Party has begun substantial corrective action to remedy the breach, the non-breaching Party may only terminate this Agreement without liability for such termination [XXX] after delivery of its written notice to the breaching Party, if such breach remains uncured as of such date; provided, however, that if allowing [XXX] for the breaching Party to cure the breach would cause irreparable harm to the business prospects of the non-breaching Party, notwithstanding any dispute resolution provisions herein to the contrary, temporary or preliminary injunctive relief in a court of competent jurisdiction will be appropriate to prevent either an initial or continuing breach in addition to any other relief to which the non-breaching Party may be entitled.

12.4

In case that PSL terminates this Agreement, pursuant to Section 12.3, Allegro will be liable for any and all Wafer finished goods and Work-in-Process held by PSL at the time of termination, and resulting from an order issued by Allegro hereunder. In case that Allegro terminates this Agreement, pursuant to Section 12.3, Allegro may cancel any or all orders without any liability to PSL.

12.5

Notwithstanding any provision of this Agreement, subject to its compliance with the following, PSL will have the right to terminate this Agreement in the event it ceases operations at its Bloomington, Minnesota facility:

12.5.1	PSL will give Allegro at least twenty-four (24) months prior written notice prior to the date PSL ceases operations at its Bloomington, Minnesota foundry.

12.5.2

In addition to its rights to purchase Wafers under this Agreement, Allegro will have the option during such twenty-four (24) month period, described in 12.5.1, to place, and PSL will fulfill regardless of any Wafer production capacity commitment, as set forth in Appendix D, a “life-time” purchase order for Wafers, provided that such “life time” purchase order is issued by Allegro at least [XXX] prior to the closing of the facility, with deliveries not to extend beyond [XXX] from planned closure.

12.5.3

PSL will bear all costs (including all Allegro’s costs) associated with the product and process qualification of, and the reticle transfer to, a new fabrication line (including within the Bloomington facility) for the manufacture of the Wafers where the transfer is a PSL initiated requirement.

12.6

In the event that PSL becomes the subject of voluntary, or involuntary, petition in bankruptcy, or any proceeding related to insolvency or composition for the benefit of creditors, and such proceeding is not dismissed within [XXX], PSL agrees to grant Allegro the right to access the PSL WMT and a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses, to use the manufacturing processes comprising the PSL WMT in order to make, or have made, Wafers that PSL would have otherwise been obligated to manufacture and supply to Allegro in compliance with this Agreement, but for such bankruptcy, insolvency or composition for the benefit of creditors. Such license shall terminate upon the earlier of (i) such time that PSL emerges from any such bankruptcy or insolvency proceeding and (ii) such time that this Agreement would have otherwise terminated in accordance with its terms; upon any such termination, Allegro shall cease any further use of such manufacturing processes, other inventions and the PSL WMT. Such right of access to the PSL WMT and license shall be effected through PSL’s prompt provision to Allegro of complete and full disclosure to Allegro of all PSL WMT used to manufacture and supply Wafers to Allegro, including, without limitation, the PSL WMT Documentation, and any and all Allegro WMT Documentation then in the possession of PSL. Such full and complete disclosure of PSL’s WMT and delivery of the Allegro WMT Documentation will be provided to Allegro without delay. In the event PSL emerges from any such bankruptcy, or insolvency proceeding, the PSL WMT (including, without limitation, the PSL WMT Documentation) will be returned to PSL, and PSL will resume manufacture and supply of Wafers to Allegro, in accordance with the terms and conditions of this Agreement.

12.7

Survival of Obligations. The following Sections will survive any expiration, termination or cancellation of this Agreement, and the Parties will continue to be bound by the terms and conditions thereof: 8, 9, 10, 11, 12.4, 12.6, 15, 18, 19, 21, and 26.

Section 13.     Force Majeure:

13.1

Neither Party will be held responsible for any delay or failure in performance of any part of this Agreement, to the extent such delay or failure, is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of God, act or omission of carriers, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming Party or its subcontractors (“force majeure conditions”). Notwithstanding the foregoing, PSL’s liability for loss or damage to Allegro’s material in PSL’s possession or control will not be modified by this clause. If any force majeure condition occurs, the Party delayed or unable to perform will give immediate notice to the other Party, stating the nature of the force majeure condition and any action being taken to avoid or minimize its effect. The Party affected by the other’s delay or inability to perform may elect to: (1) suspend this Agreement or an order for the duration of the force majeure condition and (i) at its option buy, sell, obtain or furnish elsewhere material or services to be bought, sold, obtained or furnished under this Agreement or an order (unless such sale or furnishing is prohibited under this Agreement) and deduct from any commitment the quantity bought, sold, obtained or furnished or for which commitments have been made elsewhere and (ii) once the force majeure condition ceases, resume performance under this Agreement or order with an option to the affected Party to extend the period of this Agreement or an order up to the length of time the force majeure condition endured and/or (2) when the delay or nonperformance continues for a period of at least [XXX], terminate, at no charge, this Agreement or an order, or the part of it relating to material not already shipped, or services not already performed. Unless written notice is given within [XXX] after the affected Party is notified of the force majeure condition, (1) will be deemed selected.

In the event that force majeure conditions prevent PSL from manufacturing and supplying Wafers to Allegro, in accordance with this Agreement, for a period of [XXX], Allegro shall have the option to require PSL to promptly deliver to Allegro copies of all PSL WMT Documentation and Allegro WMT Documentation then in PSL’s possession and to grant to Allegro a license to use the PSL Wafer Manufacturing Technology to the extent necessary and sufficient for Allegro to make or have made, use or have used, sell or have sold, import or have imported, and otherwise commercialize Wafers for a period of time equal to the duration of the Force Majeure event preventing PSL’s performance.

Section 14.    Emergency Backup Plan:

14.1

Within [XXX] of the execution of this Agreement, PSL will furnish to Allegro, a written plan of action (an “Emergency Backup Plan”) that covers PSL’s plans on how it will continue to perform its obligations under this Agreement in case of an unforeseen catastrophe, including a force majeure condition, or any other condition in which PSL will be unable to produce and ship Wafers for [XXX] weeks. The Emergency Backup Plan will identify PSL’s secondary manufacturing location(s), if any, and include the estimated time for the implementation of such Emergency Backup Plan and production of Wafers.

Section 15.     Notices:

15.1

All notices, demands, or consents required or permitted hereunder will be in writing and will be delivered, delivered by e-mail, or sent by facsimile, or mailed to the respective Parties at the addresses set forth below, or at such other address as will have been given to the other Party, in writing for the purposes of this clause.

Such notices and other communications will be deemed effective upon the earliest to occur of:

(a)	Actual delivery (e-mail, facsimile, hard copy),

(b)	Five (5) days after mailing, addressed and postage prepaid, return receipt requested,

To Allegro:	Allegro MicroSystems, LLC
115 Northeast Cutoff
Worcester, MA 01606
Attention: Vice President of Operations
Phone: [***]

With a Copy to:	Allegro MicroSystems, LLC
115 Northeast Cutoff
Worcester, MA 01606
Attention: General Counsel
Phone: [***]

To PSL:	Polar Semiconductor, LLC
2800 East Old Shakopee Road
Bloomington, MN 55425
Attn: Chief Operating Officer
Phone: [***]

Section 16.     Waiver and Amendment:

16.1

Failure by either Party, at any time, to require performance by the other Party, or to claim a breach of any provision of this Agreement, will not be construed as a waiver of any right accruing under this Agreement, nor will it affect any subsequent breach or the effectiveness of this Agreement, or any part hereof, or prejudice either Party with respect to any subsequent action. A waiver of any right accruing to either Party, pursuant to this Agreement, will not be effective unless given in writing.

Section 17.     Assignment:

17.1	Neither Party will assign, transfer, or otherwise dispose of this Agreement in whole or in part, without the prior written consent of the other Party, and such consent will not be unreasonably withheld provided, however, that this Agreement may be assigned by either Party to any successor entity, whether by merger, consolidation, or acquisition of all or substantially all of the assets of such Party related to the performance of this Agreement. Upon the completion of such assignment, the assigning Party will promptly provide a written notice to the other Party to this Agreement.

Section 18.     Governing Law:

18.1	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts except that its conflict of laws principles shall not be used.

Section 19.    Compliance with Laws; Environmental Compliance:

19.1

PSL, and all persons furnished by PSL, will comply at their own expense with all applicable federal, state and local laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, consents and inspections in performance under this Agreement.

19.2	PSL agrees to meet the requirements associated with Environmental Compliance, as set forth in the attached Appendix J.

Section 20.     Severability:

20.1

In the event that any provision of this Agreement is found to be unlawful or otherwise unenforceable, such provision will be severed, and the entire Agreement will not fail on account thereof, the balance continuing in full force and effect, and the Parties will endeavor to replace the severed provision with a similar provision that is not unlawful or otherwise unenforceable.

Section 21.     Exports:

21.1

The Parties agree and stipulate that no Wafers, technical information, or other information furnished under this Agreement or any direct product thereof, will be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by export regulations of the United States, without the authorization from the competent governmental authorities. Any successor provisions to the export regulations apply to all future export and re-export transactions and the requirements of this Section will survive indefinitely, including any termination of this Agreement. Should a Party to this Agreement be held to have breached any applicable export regulations, such Party will indemnify and hold harmless the other Party from any costs or damages actually incurred by the non-breaching Party, to the extent that such non-breaching Party is held not accountable for such breach by competent governmental authorities.

Section 22.     Headings:

22.1

The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be a part of, or affect the interpretation of, any provision of this Agreement.

Section 23.    Counterparts:

23.1

This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one Agreement.

Section 24.     Communication and Representatives:

24.1	Throughout the term hereof, each Party agrees to designate in writing one of its employees to represent it in connection with day-to-day operations under this Agreement.

Section 25.    Rights of Non-Submitting Party to Comment (Public Disclosure):

25.1

The Parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement, or the transactions contemplated hereby, and no such press release or other public disclosure shall be made without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed. Each Party shall determine in its sole discretion whether such Party is required to file or otherwise submit this Agreement with, or to, any governmental authorities, including, without limitation, the U.S. Securities and Exchange Commission. If a Party (as the Submitting Party) determines that this Agreement is required to be so filed or submitted, then such Submitting Party shall with respect to such proposed filing or submission: (i) provide a copy of such filing or submission to the other Party (as the Non-Submitting Party) reasonably prior to its filing or submission, (ii) identify to the extent that the Submitting Party intends to request confidential treatment for any portion or portions of this Agreement, (iii) provide a reasonable amount of time for the Non-Submitting Party’s review of the filing or submission and such confidentiality request and any redactions comprising such intended request and (iv) give good faith consideration to the Non-Submitting Party’s comments and requests for any additional or different redactions.

Section 26     Integration:

26.1

This Agreement, and each Appendix, attached, sets forth the entire Agreement and understanding between the Parties, as to the subject matter hereof, and merges all prior discussions between them, and none of the Parties will be bound by any conditions, definitions, warranties, modifications, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the effective date hereof in writing and signed by a proper and duly authorized representative of the Party to be bound thereby. This Agreement supersedes and replaces in its entirety the Agreement between Allegro MicroSystems, Inc. and PolarFab (presently PSL) dated January 29, 2001 and the agreement between PSL and Allegro dated August 1, 2007. This Agreement may be modified or amended as set forth in writing and signed by a duly authorized representative of each Party.

Section 27.     Relationship Between Parties:

27.1

Neither Party to this Agreement will have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party. The Parties acknowledge and agree that nothing contained in this Agreement will be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

Section 28.     No Implied Licenses:

28.1

No licenses are granted hereunder by implication, estoppel or otherwise. Each Party may make reasonable references by name to any other Party in its advertising material relative to Wafers, provided that the prior written consent of an authorized representative of the other Party has been obtained.

Section 29.     No Third-Party Beneficiaries:

29.1

No person not a Party to this Agreement will have any rights under this Agreement as a third-party beneficiary, or otherwise, other than persons entitled to indemnification as expressly set forth herein.

Section 30.     Dispute Resolution:

30.1

In the event of any dispute, claim, question, or disagreement arising from, or relating to this Agreement, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of [XXX], then, upon notice by either Party to the other, all such disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. All aribitartion proceedings shall take place in Massachusetts or as otherwise mutually agreed to by the Parties. Judgment on the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the Effective Date first above written.

Allegro MicroSystems, LLC

By:	/s/ Dennis H. Fitzgerald
Name:	Dennis H. Fitzgerald
Title:	President & Chief Executive Officer

Polar Semiconductor, LLC

By:	/s/ Yoshihiro Suzuki
Name:	Yoshihiro Suzuki
Title:	President & Chief Executive Officer

APPENDIX A

APPLICABLE SPECIFICATIONS

AND

WAFER EVALUATION ACCEPTANCE CRITERIA

[XXX]

APPENDIX B

MASS PRODUCTION WAFER

APPROVAL REQUIREMENTS AND PROCEDURES

[XXX]

APPENDIX C

INTENTIONALLY LEFT BLANK

APPENDIX D

WAFER LOT SIZES

Wafer Type	# of Wafers Per Lot
6” Engineering Wafers	[XXX	]
6” Production Wafers	[XXX	]
6” Process Qualification Wafers	[XXX	]

Wafer Type	# of Wafers Per Lot
8” Engineering Wafers	[XXX	]
8” Production Wafers	[XXX	]
8” Process Qualification Wafers	[XXX	]

APPENDIX E

RELIABILITY AND PROCESS CONTROL INFORMATION

[XXX]

APPENDIX F

ALLEGRO’S QUALITY PLAN

[XXX]

APPENDIX G

PSL CYCLE TIME BY WAFER TECHNOLOGY

[XXX]

APPENDIX H

PROBE SCRAP LIMITS

[XXX]

APPENDIX I

SHIPPING CRITERIA

All Wafers to be delivered to Allegro under this Agreement will be packed, marked, and shipped by PSL, [XXX], as outlined in the Quality Manual, and care for transportation of Wafers of a similar type. All Wafers will be accompanied by the following information, as appropriate: (i) purchase order number, (ii) Device Type, (iii) Allegro lot number, (iv) lot quantity and (v) any process information, to be mutually agreed upon in writing by both Parties. Items (i),(ii), (iii), and (iv) will be clearly marked on the outside of each Wafer cassette, shipping carton and reflected on the Packing Slip by PSL. Shipments are ExWorks, via an Allegro nominated carrier. PSL is the exporter of record for all export international shipments. PSL will make daily shipments via Federal Express Priority Overnight unless modified by Allegro. In the event of a return shipment, whereby a RMA # is issued to Allegro from PSL, all transportation costs (freight, insurance and liability) are [XXX].

APPENDIX K

ALLEGRO WAFER MANUFACTURING TECHNOLOGY

AND

PSL WAFER MANUFACTURING TECHNOLOGY

[XXX]